ISSUER FREE WRITING PROSPECTUS NO. 1982AN
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated March 26, 2014
$ Deutsche Bank AG Bearish Contingent Participation Autocallable Optimization Securities
Linked to the Performance of Wheat Futures Contracts due on or about December 31, 2014

Investment Description
Bearish Contingent Participation Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the inverse performance of the nearby month’s wheat futures contract traded on the Chicago Board of Trade (the “Underlying”). The Securities are designed for investors who want to express a neutral or moderately bearish view on the Underlying or who believe the Underlying will not close above the Trigger Price (which is 120% of the Initial Price) on the Final Valuation Date. Because the Securities are linked to the inverse performance of the Underlying, Deutsche Bank AG will automatically call the Securities if the Closing Price is less than or equal to the Initial Price on any Observation Date (including the Final Valuation Date). Upon an automatic call, Deutsche Bank AG will pay you a Call Price equal to the Face Amount per Security plus a Call Return based on the Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. The Securities will not be automatically called if the Closing Price is greater than the Initial Price on each Observation Date. If the Securities are not automatically called and the Final Price is less than or equal to the Trigger Price, Deutsche Bank AG will pay you your initial investment plus a return at maturity equal to the Underlying Return from the Trade Date to the Final Valuation Date (the “Contingent Participation Feature”), resulting in a gain of 1.00% of your initial investment for every 1.00% increase in the Final Price as compared to the Initial Price. However, if the Final Price is greater than the Trigger Price, the Contingent Participation Feature will not apply and you will be fully exposed to the inverse performance of the Underlying. In this case, Deutsche Bank AG will pay you less than your initial investment, resulting in a loss of 1.00% of your initial investment for every 1.00% increase in the Final Price as compared to the Initial Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the Underlying Return. If the Final Price is equal to or greater than 200% of the Initial Price (equivalent to a 100% or greater Underlying Return), you will lose all of your initial investment. You will not receive coupon payments during the term of the Securities. Investing in the Securities is subject to significant risks, including the risk of losing your entire initial investment. The Contingent Participation Feature and any contingent repayment of your initial investment apply only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Features	Key Dates1
❑
Call Return — If the Closing Price is less than or equal to the Initial Price on any Observation Date (including the Final Valuation Date), we will automatically call the Securities and pay you a Call Price equal to the Face Amount per Security plus a Call Return based on the Call Return Rate. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors may have full market exposure to the inverse performance of the Underlying at maturity.
	Trade Date Settlement Date2 Observation Dates3 Final Valuation Date3 Maturity Date3, 4	March 27, 2014 March 31, 2014 Quarterly December 26, 2014 December 31, 2014
❑
Inverse Exposure with Potential Contingent Participation Feature at Maturity — If the Securities are not previously called, you hold the Securities to maturity and the Final Price is less than or equal to the Trigger Price, the Contingent Participation Feature will apply and we will pay you your initial investment plus a return equal to the Underlying Return at maturity. However, if the Final Price is greater than the Trigger Price the Contingent Participation Feature will not apply and you will be fully exposed to the inverse performance of the Underlying. In this case, Deutsche Bank AG will repay less than your initial investment, resulting in a loss of your initial investment that is proportionate to the increase in the Final Price as compared to the Initial Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. The Contingent Participation Feature and any contingent repayment of your initial investment apply only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

1      Expected.
2      We expect to deliver the Securities against payment on or about the second business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.
3      See page 4 for additional details.
4       275 days from the Settlement Date.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE MARKET RISK SIMILAR TO THE INVERSE PERFORMANCE OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering Bearish Contingent Participation Autocallable Optimization Securities (the “Securities”) linked to the inverse performance of the nearby month’s wheat futures contracts traded on the Chicago Board of Trade. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof. The Call Return Rate, Initial Price and Trigger Price for the Securities will be determined on the Trade Date.
Underlying	Call Return Rate	Initial Price	Trigger Price	CUSIP / ISIN
Nearby Month’s Wheat Futures Contract traded on the Chicago Board of Trade (Ticker: W 1 <Comdty>)	12.00% - 16.00% per annum	cents	120.00% of the Initial Price	25155Q706 / US25155Q7060
See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in product supplement AN dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and this free writing prospectus.
The Issuer’s estimated value of the Securities on the Trade Date is approximately $9.625 to $9.875 per $10.00 Face Amount of Securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this free writing prospectus for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying product supplement AN, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to Wheat Futures Contracts		$$10.00		$$0.125		$$9.875
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.
UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately two months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this free writing prospectus, together with product supplement AN dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement AN dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005092/crt-dp33023_424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Bearish Contingent Participation Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

All references to “Observation Date” and “Closing Price” in this free writing prospectus shall be deemed to refer to “Call Date” and “Closing Level” as defined in the accompanying product supplement.

For purposes of this free writing prospectus, each reference to “Commodity” in the accompanying product supplement shall be deemed to include the Underlying, when applicable.

The “Underlying Return” as defined in this free writing prospectus supersedes the definition of “Underlying Return” in the accompanying product supplement.

The Commodity Hedging Disruption Event specified in the accompany product supplement AN under “Adjustments to Valuation Dates and Payment Dates – Commodity Hedging Disruption Events” shall not apply to the Securities offered pursuant to this free writing prospectus and the accompanying product supplement AN, prospectus supplement and prospectus.
Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this free writing prospectus and “Risk Factors” on page 7 of the accompanying product supplement.
The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:
♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦    You seek inverse, or bearish, exposure to the Underlying.
♦    You can tolerate the loss of some or all of your investment and are willing to make an investment in which you could have market risk based on the inverse performance of the Underlying.
♦    You believe the Closing Price of the Underlying will be less than or equal to the Initial Price on an Observation Date, including the Final Valuation Date, or will not be greater than the Trigger Price on the Final Valuation Date.
♦    You understand and accept that you will not participate in the inverse performance of the Underlying resulting from any depreciation in the price of the Underlying and you are willing to make an investment in which the return is limited to the Call Return if called, or, if the Securities have not been called, to the Underlying Return as limited by the Trigger Price.
♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the price fluctuations of the Underlying.
♦    You would be willing to invest in the Securities if the Call Return Rate was set equal to the bottom of the range, as set forth on the cover of this free writing prospectus (the actual Call Return Rate per annum will be determined on the Trade Date).
♦    You do not seek current income from this investment.
♦    You are willing and able to hold Securities that will be called on any Observation Date on which the Closing Price is less than or equal to the Initial Price, and you are otherwise willing and able to hold the Securities to the Maturity Date, as set forth on the cover of this free writing prospectus, and are not seeking an investment for which there will be an active secondary market.
♦    You understand the increased volatility and other risks associated with investments in commodities futures contracts generally and with the Underlying specifically.
♦    You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you including any payment upon an automatic call or any repayment of your initial investment at maturity.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦    You do not seek inverse, or bearish, exposure to the Underlying.
♦    You cannot tolerate the loss of a substantial portion or all of your investment and you are not willing to make an investment in which you could have market risk based on the inverse performance of the Underlying.
♦    You require an investment designed to provide a full return of your initial investment at maturity.
♦    You believe the Securities will not be called and the Final Price will be greater than the Trigger Price, which would expose you fully to the inverse performance of the Underlying and result in the loss of a significant portion or all of your initial investment.
♦    You seek an investment that participates in the full depreciation in the price of the Underlying or that has unlimited return potential.
♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the price fluctuations of the Underlying.
♦    You would be unwilling to invest in the Securities if the Call Return Rate was set equal to the bottom of the range, as set forth on the cover of this free writing prospectus (the actual Call Return Rate per annum will be determined on the Trade Date).
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
♦    You seek current income from this investment.
♦    You are unwilling or unable to hold Securities that will be called on any Observation Date on which the Closing Price of the Underlying is less than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Securities to the Maturity Date, as set forth on the cover of this free writing prospectus, and seek an investment for which there will be an active secondary market.
♦    You do not understand the increased volatility and other risks associated with investments in commodities futures contracts generally and with the Underlying specifically.
♦    You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity.

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security
Face Amount	$10.00
Term	Approximately 9 months, subject to an earlier automatic call
Trade Date1	March 27, 2014
Settlement Date1	March 31, 2014
Final Valuation Date1, 2	December 26, 2014
Maturity Date1, 2	December 31, 2014
Underlying	The nearby month’s wheat futures contracts traded on the Chicago Board of Trade (“CBOT”) (Ticker: W 1 <Comdty>)
Call Feature
The Securities will be automatically called if the Closing Price on any Observation Date is less than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Call Price for the applicable Observation Date.

Observation Dates1, 2	Quarterly, on June 26, 2014, September 26, 2014 and December 26, 2014 (the “Final Valuation Date”)
Call Settlement Dates	Three business days following the relevant Observation Date. The Call Settlement Date for the Final Valuation Date will be the Maturity Date.
Call Return and Call Return Rate
The Call Return increases the longer the Securities are outstanding and is based upon the Call Return Rate as listed on the cover of this free writing prospectus (the actual Call Return Rate will be set on the Trade Date).

Call Price
The Call Price equals the Face Amount per Security plus the product of the Face Amount per Security and the Call Return. The tables below reflect the Call Return ranges and corresponding Call Price ranges (the actual amounts for each will be determined on the Trade Date).

Observation Dates	Expected Call Settlement Dates	Call Return*	Call Price* (per $10.00 Face Amount of Securities)
June 26, 2014	July 1, 2014	3.00% to 4.00%	$10.30 to $10.40
September 26, 2014	October 1, 2014	6.00% to 8.00%	$10.60 to $10.80
December 26, 2014	December 31, 2014	9.00% to 12.00%	$10.90 to $11.20
*The Call Return and Call Price have been rounded for ease of analysis. Actual amounts for each will be determined on the Trade Date.
Payment at Maturity (per $10.00 Face Amount of Securities)3
If the Securities are not automatically called and the Final Price is greater than the Initial Price but less than or equal to the Trigger Price, the Contingent Participation Feature will apply and Deutsche Bank AG will pay you a cash payment at maturity per $10.00 Face Amount of Securities equal to:

$10.00 + ($10.00 × Underlying Return)

If the Securities are not automatically called and the Final Price is greater than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than $10.00 per $10.00 Face Amount of Securities, equal to:

$10.00 – ($10.00 × Underlying Return)

Your return on the Securities will be significantly reduced if the Underlying closes above the Trigger Price on the Final Valuation Date. If the Final Price is greater than the Trigger Price, the Contingent Participation Feature does not apply and you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the increase in the Final Price as compared to the Initial Price. You will lose all of your investment if the Final Price is equal to or greater than 200% of the Initial Price. In no event will the Payment at Maturity be less than zero.

Underlying Return	Final Price – Initial Price Initial Price
Trigger Price	120.00% of the Initial Price.
Closing Price
On any day of calculation, the official settlement price (expressed in cents per bushel) for the first nearby month’s futures contract for deliverable grade wheat as quoted by the CBOT and displayed on Bloomberg under the symbol “W 1” <Comdty>, provided that if such day falls within the notice period for delivery of wheat under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT) then the second nearby month futures contract (Bloomberg Ticker: “W 2” <Comdty>) on such trading day.

If the price source for the Underlying identified herein as the Closing Price is modified or amended, ceases to exist or is unavailable (or is published in error), the calculation agent may determine the Closing Price for the Underlying in good faith and in a commercially reasonable manner or postpone the Observation Dates as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

	Observation Dates	Wheat Futures Contract
	June 26, 2014	July 2014
	September 26, 2014	December 2014
	December 26, 2014 (Final Valuation Date)	March 2015
Initial Price	The Closing Price of the Underlying on the Trade Date, determined by reference to the May 2014 wheat futures contract.
Final Price	The Closing Price of the Underlying on the Final Valuation Date determined by reference to the March 2015 wheat futures contract.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT UPON AN AUTOMATIC CALL OR ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Closing Price of the Underlying (Initial Price) is observed, the Trigger Price is determined and the Call Return Rate is set.

Quarterly (including at maturity):
The Securities will be automatically called if the Closing Price on any Observation Date is less than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Call Price for the applicable Observation Date.

Maturity Date:
The Final Price and Underlying Return will be determined on the Final Valuation Date.

If the Securities are not automatically called and the Final Price is greater than the Initial Price but less than or equal to the Trigger Price, the Contingent Participation Feature will apply and Deutsche Bank AG will pay you a cash payment at maturity per $10.00 Face Amount of Securities equal to:

$10.00 + ($10.00 × Underlying Return)

If the Securities are not automatically called and the Final Price is greater than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than $10.00 per $10.00 Face Amount of Securities, equal to:

$10.00 – ($10.00 × Underlying Return)

Your return on the Securities will be significantly reduced if the Underlying closes above the Trigger Price on the Final Valuation Date. If the Final Price is greater than the Trigger Price, the Contingent Participation Feature does not apply and you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the increase in the Final Price as compared to the Initial Price. You will lose all of your investment if the Final Price is equal to or greater than 200% of the Initial Price. In no event will the Payment at Maturity be less than zero.

1
In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, Final Valuation Date and/or Maturity Date may be changed so that the stated term of the Securities remains the same.

2	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
3
The Payment at Maturity (including the Contingent Participation Feature) described herein supersedes the description of the Payment at Maturity in the accompanying product supplement AN when the Securities have not been automatically called.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in each Security offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities offer returns linked to the inverse performance of the Underlying and differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Price is greater than, equal to or less than the Trigger Price. If the Securities are not automatically called, and the Final Price is less than or equal to the Trigger Price, the Contingent Participation Feature will apply and Deutsche Bank AG will pay you your initial investment in the Securities plus a return at maturity equal to the Underlying Return. However, if the Final Price is greater than the Trigger Price, the Contingent Participation Feature will not apply and you will be fully exposed to the inverse performance of the Underlying, resulting in a loss of your initial investment that is proportionate to the increase in the Final Price as compared to the Initial Price. Accordingly, you could lose your entire initial investment.

♦
The Securities offer bearish exposure with respect to the Underlying — The Securities offer bearish exposure to the Underlying. Thus, the Securities will be automatically called for a positive Call Return if the Closing Price of the Underlying on an Observation Date is less than or equal to the Initial Price. However, if the Securities are not automatically called, you may incur a loss on the Securities depending on how much the Underlying has appreciated from the Trade Date to the Final Valuation Date. If the Securities are not automatically called and the Final Price is greater than the Trigger Price (meaning the Contingent Participation Feature does not apply), the positive performance of the Underlying as of the Final Valuation Date will adversely affect your payment at maturity and the value of the Securities. You will lose all of your investment if the Final Price is equal to or greater than 200% of the Initial Price.

♦
Limited Return Potential — If the Securities are automatically called, the return of the Securities will be limited to the Call Return which is based on the relevant Call Return Rate as determined on the Trade Date, regardless of the performance of the Underlying. Because the Call Return increases the longer the Securities are outstanding and the Securities could be called as early as the first quarterly Observation Date, the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were called at a later date. As a result, a bearish investment directly in the Underlying could provide a better return than an investment in the Securities. Because Deutsche Bank AG will pay you a positive return equal to the Underlying Return at maturity only when the Securities are not called and only if the Final Price is less than or equal to the Trigger Price, your return on the Securities in this scenario is limited by the Trigger Price. However, if the Final Price is greater than the Trigger Price, you will not benefit from any appreciation of the Underlying and instead will lose some or all of your initial investment. Furthermore, because the Closing Price of the Underlying at various times during the term of the Securities could be lower than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had made a bearish investment directly in the Underlying.

♦
The Contingent Participation Feature and Any Contingent Repayment of Your Initial Investment Apply Only If You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Closing Price of the Underlying is less than or equal to the Trigger Price.

♦
Higher Call Return Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the price of such Underlying could close above the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for the Securities. However, while the Call Return Rate is set on the Trade Date, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could rise sharply, which, because the Securities are linked to the inverse performance of the Underlying, could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are automatically called early, the holding period over which you would receive the Call Return, which is based on the Call Return Rate and will be at least equal to the bottom of the range of the rates listed on the cover of this free writing prospectus, could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦	No Coupon Payments — We will not pay any interest or coupon payments with respect to the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
Commodity Futures Contracts Are Subject to Uncertain Legal and Regulatory Regimes, Which May Affect the Price of the Underlying and the Adversely Affect the Value of the Securities— Commodity futures contracts such as the Underlying are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the Securities and affect the price of the Underlying. The effect on the value of the Securities of any future regulatory change is impossible to predict, but could be substantial and adverse to your interest. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, provided the Commodity Futures Trading Commission (the “CFTC”) with additional authority to establish limits on the amount of positions that may be held by any person in commodity futures contracts, options on such futures contracts and swaps that are economically equivalent to such contracts. We may decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in the Underlying. Additionally, other market participants are subject to the same regulatory issues and may decide, or be required, to sell their positions in the Underlying. While the effect of these or other regulatory developments are difficult to predict, if such broad market selling were to occur, it would likely affect the price of the Underlying and may adversely affect the value of the Securities.

♦
Single Commodity Prices Tend to Be More Volatile and May Not Correlate with the Prices of Commodities Generally — The amount owed on the Securities is linked exclusively to the price of wheat futures contracts and not to a diverse basket of commodities or a broad-based commodity index. The price of wheat futures contracts may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the Securities are linked to the futures contracts of a single commodity, they carry greater risk and may be more volatile than securities linked to the prices of futures contracts of multiple commodities or a broad-based commodity index.

♦
The Securities Offer Exposure to Futures Contracts and Not Direct Exposure to Physical Commodities — The securities offer investors exposure to the price of wheat futures contracts and not to the spot price of wheat. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar bearish investment on the physical commodity.

♦
Investing in the Securities Is Not the Same as Investing in the Underlying or Other Related Contracts — The amount owed on the Securities is based on the inverse performance of wheat futures contracts. The return on your Securities may not reflect the return you would realize if you took a bearish position directly in the Underlying, or any exchange-traded or over-the-counter instruments based on the Underlying. You will not have any rights that holders of such commodity or instruments have.

♦
Prices of Commodities and Commodity Futures Contracts Are Highly Volatile and May Change Unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect commodities prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause commodities prices to fluctuate. These factors may have a greater impact on commodities prices and commodity futures contracts than on more conventional securities and may affect the performance of the Underlying and, as a result, adversely affect the market value of the Securities, and any payments you may receive in respect of the Securities. It is possible that increased volatility of commodities will affect the performance of Underlying and, as a result, may adversely affect the market value of the Securities.

♦
Changes in Supply and Demand in the Market for Wheat Futures Contracts May Adversely Affect the Value of the Securities — The Securities are linked to the inverse performance of futures contracts on an underlying physical commodity, wheat. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in a nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the Initial Price and the Closing Price on each Observation Date will be determined by reference to the applicable nearby month's futures contract specified herein, the value of the Securities may be less than would otherwise be the case if the Initial Price and the Closing Price on each Observation Date would be determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes based on the inverse exposure provided by the Securities.

♦
Suspension or Disruptions of Market Trading in Commodities and Related Futures Contracts May Adversely Affect the Value of the Securities — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the price of the Underlying and, therefore, may adversely affect the value of the Securities.

♦
The Securities May be Subject to Certain Risks Specific to Wheat as a Commodity —The price of wheat is primarily affected by the global demand for and supply of wheat, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for wheat is in part linked to the development of agricultural, industrial and energy uses for wheat including the use of wheat for the production of animal feed and bioethanol which may have a major impact on worldwide demand for wheat. In addition, prices for wheat are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, and energy and fiscal and monetary issues, more generally. Human consumption and alternative uses for wheat and other grains in manufacturing and other industries may also affect the price of wheat. Wheat prices may also be influenced by or dependent on subsidies, tariffs, retail prices, social trends, lifestyle changes and market power. Extrinsic factors also affect grain prices such as natural disasters, pestilence, wars and political and civil upheavals. Substitution of other commodities for wheat could also impact the price of wheat. The supply of wheat is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of wheat. In addition, technological advances and scientific developments could lead to increases in worldwide production of wheat and corresponding decreases in the price of wheat. China, India and the United States are the three largest suppliers of wheat crops.

♦
Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical prices of the Underlying and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Underlying.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this free writing prospectus is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately two months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the price of wheat, and of the prices of exchange-traded futures contracts of the purchase or delivery of wheat;

•	supply and demand trends for wheat, and for exchange-traded futures contracts for the purchase and delivery of wheat;

•	the time remaining to the maturity of the Securities;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

•	supply and demand for the Securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or its Affiliates, in the Commodities and Commodity Derivative Markets May Affect the Value of the Securities — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates expect to hedge our commodity exposure from the Securities by entering into commodity derivative transactions, such as over-the-counter options or futures. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
We, Our Affiliates or Our Agents, or UBS AG or its Affiliates, May Publish Research, Express Opinions or Provide Recommendations that Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Price of the Underlying and May Adversely Affect the Value of the Securities — We, our affiliates or our agents, or UBS AG or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying to which the Securities are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, may affect the market price of the Underlying and therefore, may adversely affect the value of the Securities.

♦
Potential Conflict of Interest —Deutsche Bank AG, as the calculation agent, will determine the Final Price of the Underlying and Payment at Maturity or Call Price due upon an automatic call based on the Closing Price of the Underlying in the market. The calculation agent can postpone the determination of the Closing Price of the Underlying if a market disruption event occurs on any Observation Date (including the Final Valuation Date). If the price source for the Underlying identified herein as the Closing Price is modified or amended, ceases to exist or is unavailable (or is published in error), the calculation agent may determine the Closing Price for the Underlying in good faith and in a commercially reasonable manner or postpone the relevant Observation Date. The calculation agent will also be responsible for determining whether a market disruption event has occurred. Deutsche Bank AG will also determine the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performances for the Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the relevant Underlying relative to its Initial Price. We cannot predict the Closing Price of the Underlying on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the relevant Underlying. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per Security on a hypothetical offering of Securities based on the following assumptions*:
Term:	Approximately 9 months, subject to an automatic call
Hypothetical Initial Price*:	700.00 cents
Hypothetical Trigger Price*:	840.00 cents (120.00% of the Hypothetical Initial Price)
Hypothetical Call Return and Call Prices:
Observation Dates	Expected Call Settlement Dates	Call Return*	Call Price*
June 26, 2014	July 1, 2014	3.50%	$10.35
September 26, 2014	October 1, 2014	7.00%	$10.70
December 26, 2014	December 31, 2014	10.50%	$11.05

*
Based on a hypothetical Call Return Rate of 14.00% per annum (the midpoint of the range of 12.00% and 16.00%). The actual Initial Price, Trigger Price, Call Return Rate, Call Return and Call Price will be set on the Trade Date.

Example 1 — The Closing Price of the Underlying on the first Observation Date is 600.00 cents, which is less than the Initial Price of 700.00 cents — the Securities are called.

Because the Closing Price on the first Observation Date is less than the Initial Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date the Call Price of $10.35 per Security, representing a 3.50% return on the Securities.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Price of 650.00 cents is less than the Initial Price of 700.00 cents — the Securities are called.

Because the Securities were not previously called and the Final Price is less than the Initial Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $11.05 per Security, representing a 10.50% return on the Securities.

Example 3 — The Closing Price is not less than or equal to the Initial Price on any of the Observation Dates and the Final Price of 770.00 cents is less than the Trigger Price of 840.00 cents — the Securities are NOT called.

Because the Closing Price of the Underlying on all of the Observation Dates is not less than or equal to the Initial Price, the Securities are not automatically called. Because the Final Price is less than or equal to the Trigger Price, Deutsche Bank AG will pay you a Payment at Maturity reflecting the Contingent Participation Feature, calculated as follows:

$10.00 + ($10.00 × Underlying Return) =
$10.00 + ($10.00 × 10.00%) = $11.00

Example 4 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Price of 980.00 cents is greater than the Trigger Price of 840.00 cents — the Securities are NOT called.

Because the Securities are not called and the Final Price is greater than the Trigger Price, the Contingent Participation Feature does not apply and your initial investment will be fully exposed to the inverse performance of the Underlying, resulting in a loss that is proportionate to the increase in the Final Price as compared to the Initial Price . Accordingly, Deutsche Bank AG will pay you a Payment at Maturity calculated as follows:

$10.00 – ($10.00 × Underlying Return) =
$10.00 – ($10.00 × 40.00%) = $6.00

If the Securities are not automatically called and the Final Price is greater than the Trigger Price, the Contingent Participation Feature does not apply, and your initial investment will be fully exposed to the inverse performance of the Underlying, resulting in a loss that is proportionate to the increase in the Final Price as compared to the Initial Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. If the Final Price is equal to or greater than 200% of the Initial Price, you will lose all of your investment. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

Historical Information
The following graph sets forth the historical performance of wheat futures contracts from March 19, 2004 through March 19, 2014. The daily closing prices of wheat futures contracts shown in the graph below are the official settlement prices per bushel of wheat on the CBOT of the nearby month's futures contract stated in U.S. dollars, as made public by the CBOT. You can obtain the price of the nearby month’s wheat futures contract from the Bloomberg page “W 1 <Comdty>”. The price of the nearby month’s wheat futures contract on March 19, 2014 was 715.75 cents.

We obtained the information below regarding the daily closing price of the Underlying from Bloomberg, L.P. The historical performance of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying on any Observation Date (including the Final Valuation Date). We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

What Are the Tax Consequences of an Investment in the Securities?

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity or pursuant to a call) and (ii) your gain or loss on the Securities should be short-term capital gain or loss. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including whether short-term instruments (such as the Securities) should be subject to any such accrual regime; the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.125 per $10.00 Face Amount of Securities. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, or to its affiliates at the price to public indicated on the cover of the pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.